EXHIBIT  11.1



                                    SBE, INC.
             STATEMENTS OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
            FOR THE THREE AND SIX MONTHS ENDED APRIL 30, 2001 AND 2000
                     (In thousands, except per share amounts)
                                   (Unaudited)

                                              Three months ended    Six months ended
                                                 April 30,                April 30,
                                                ----------               ----------

                                                 2001     2000        2001     2000
                                               --------  ------     --------  ------
BASIC
Weighted average number of
 common shares outstanding                       3,368    3,116       3,349    3,099
                                               --------  ------     --------  ------

Number of shares for computation of
 net income (loss) per share                     3,368    3,116       3,349    3,099
                                               ========  ======     ========  ======

Net income (loss)                              $(3,212)  $1,984     $(4,525)  $2,944
                                               ========  ======     ========  ======

Net income (loss) per share                    $ (0.95)  $  .64     $ (1.35)  $ 0.95
                                               ========  ======     ========  ======



DILUTED

Weighted average number of
 common shares outstanding                       3,368    3,116       3,349    3,099

Shares issuable pursuant to options granted
 under stock option plans, less assumed
 repurchase at the average fair market value
 for the period                                     (a)     601          (a)     448
                                               --------  ------     --------  ------

Number of shares for computation of
 net income (loss) per share                     3,368    3,717       3,349    3,547
                                               ========  ======     ========  ======

Net income (loss)                              $(3,212)  $1,984     $(4,525)  $2,944
                                               ========  ======     ========  ======

Net income (loss) per share                    $ (0.95)  $ 0.53     $ (1.35)  $ 0.83
                                               ========  ======     ========  ======

(a) In loss periods, common share equivalents would have an antidilutive effect on loss per share and therefore have been excluded.